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                                     EXHIBIT 3.1

                                  FORM OF DEBENTURE

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                       SFG MORTGAGE & INVESTMENT COMPANY, INC.
                                 923 Powell Avenue SW
                               Renton, Washington 98057

                            Investment Debenture, Series I

     Issued To:
     Principal Amount:
     Issue Date:
     Maturity Date:
     Interest Rate:
     Certificate Number:
     Interest Payable:

     1.   THE DEBENTURE

     This is a duly authorized Debenture of SFG Mortgage & Investment Company, Inc. ("SFG Mortgage"). This Debenture is issued under an Indenture dated
          , 1999 ("Indenture") between SFG Mortgage and US Bank as Trustee ("Trustee"). The Indenture permits SFG Mortgage to issue an unlimited amount of Debentures, the terms of which may vary according to series. This Debenture is of the series stated above; that series is limited in aggregate principal amount as stated in the Indenture (or supplemental indentures). The Indenture (and supplemental indentures) contains statements of the rights of the Debenture holders, SFG Mortgage and the Trustee and provisions concerning authentication and delivery of the Debentures. Definitions of certain terms used in this Debenture are also found in the Indenture (and supplemental indentures).

     2.   PAYMENT OF PRINCIPAL

     For value received, SFG Mortgage promises to pay the principal amount of this Debenture at the maturity date stated above. Payment will be made to the Person to whom this Debenture is issued, or registered assigns.

     3.   PAYMENT OF INTEREST

     SFG Mortgage promises to pay interest on the principal amount of this Debenture from the issue date until the principal amount is paid or made available for payment. Interest will be computed at the annual interest rate stated above and payable quarterly. Interest will be payable or reinvested as stated above or as otherwise elected by the Person entitled to payment of interest. SFG Mortgage will pay interest to the Person in whose name this Debenture (or one or more Predecessor Debentures) is registered at the close of business on the Regular Record Date for the payment of interest. The Regular Record Date is the 15th day of the calendar month immediately preceding an Interest Payment Date.

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     4.   DEBENTURE HOLDER'S' PREPAYMENT RIGHTS

     The Person to which payment is owed under this Debenture shall have, subject to the limitations set forth herein, have the opportunity to request prepayment of the principal amount of the Debenture, together with any unpaid interest owed to them by SFG Mortgage. Beginning upon the first anniversary of the date each Debenture was issued, SFG Mortgage will be obligated to prepay the balance due a Debenture holder requesting early redemption in a ninety (90) day period beginning the first day of the first full month after receipt of a request for prepayment from such Debenture holder. The redemption payment amount shall be equal to the principal amount due under the Debenture, together with all accrued and unpaid interest. Provided, that SFG Mortgage may charge a redemption processing fee for its reasonable costs incurred in processing the prepayment request, which fee in no event will exceed $500.00 per Debenture.

     SFG Mortgage has the right to limit, in its sole discretion, the total amount of Debentures redeemed in any ninety (90) day period to a maximum of twelve and one-half percent (12.5%) of the then outstanding total principal balance of Debentures if, in SFG Mortgage's opinion, the redemption of Debentures during that period of time would compromise SFG Mortgage's ability to pay its obligations (including principal and interest payments on the remaining Debentures) in the ordinary course of business. At the end of the term of any such suspension period, redemptions will be processed and paid in the order first received in proper form by SFG Mortgage. If, in any ninety (90) day period, during which SFG Mortgage has limited the Debenture holder's right to redemption SFG Mortgage receives requests for prepayment from Debenture holders which exceed twelve and one-half percent (12.5%) of the total principal amount due under all outstanding Debentures, SFG Mortgage may, at its option, pay to all Persons requesting prepayment a pro rated amount, which amount shall be based upon the principal amount due under each Debenture holder who has requested early redemption.

     5.   REINVESTMENT OF INTEREST PAYMENTS

     The Person to which payment is owed under this Debenture may elect to reinvest all or fifty percent (50%) of the interest payments under this Debenture upon thirty (30) days written notice to SFG Mortgage. If the Person makes such an election, the amount reinvested will be treated as an addition to the principal amount due under this Debenture. SFG Mortgage may terminate or restrict the reinvestment option at any time upon written notice to the holder of this Debenture. The holder of this Debenture may upon thirty (30) days written notice to SFG Mortgage elect to change the terms of the reinvestment or discontinue it altogether. Provided, however, any amounts previously reinvested shall not become due and payable except upon the due date of the principal amount due under this Debenture.

     6.   CALL OF DEBENTURES BY COMPANY

     Some or all of the Debentures are callable at the Company's option beginning on the first anniversary of the date each Debenture was issued. On or after such dates each of the Debentures


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will be subject to prepayment at the option of the Company, in whole or in part, at the prices set forth below, plus accrued and unpaid interest thereon, if any, to the date of prepayment:

          Between First and Second Anniversary           100.50% of Principal
          Between Second and Third Anniversary           100.25% of Principal
          Thereafter                                     100.00% of Principal


     7.   MISCELLANEOUS

     The provisions on the reverse are part of this Debenture.

     This Debenture is not entitled to any benefit under the Indenture nor is this Debenture valid or obligatory for any purpose unless the certificate of authentication below has been executed by the Trustee by manual signature.

     This Debenture is not insured by the United States government, the State of Washington nor any agency thereof.

     In witness whereof, SFG Mortgage has caused this Debenture to be duly executed under its corporate seal.

                                             SFG MORTGAGE & INVESTMENT
                                             COMPANY, INC.

     (Corporate Seal)
                                             By
                                               ---------------------------------
                                                    Authorized Officer

                   [INSERT TRUSTEE'S CERTIFICATE OF AUTHENTICATION]

                 [FORM OF REVERSE OF INVESTMENT DEBENTURE, SERIES I]

     8.   TRANSFER AND EXCHANGE

     Transfer and exchange of this Debenture are conditioned by certain provisions in the Indenture. To effect a transfer, the Holder must surrender this Debenture at SFG Mortgage's office or agency in Renton, Washington. This Debenture must be duly endorsed or accompanied by a written instrument of transfer satisfactory to SFG Mortgage. Upon transfer, one or more new Debentures of the same series, of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. Prior to due presentment for registration of transfer, SFG Mortgage, the Trustee or any of their agents may treat any Person in whose name this Debenture is registered as the owner of this Debenture, regardless of notice to the contrary or whether this Debenture might be overdue.


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     This Debenture is issuable only as a registered Debenture; it does not bear coupons. As provided in the Indenture, this Debenture is exchangeable for other Debentures of the same series of authorized denominations with the same aggregate principal amount. To effect an exchange, the Holder must surrender this Debenture at SFG Mortgage's office or agency in Renton, Washington. The Debenture must be duly endorsed or accompanied by a written instrument of exchange satisfactory to SFG Mortgage.

     No service charge will be made for a transfer or exchange, but SFG Mortgage may require payment of a sum sufficient to cover any governmental charge payable in connection with such transaction.

     9.   AMENDMENT OF THE INDENTURE; WAIVER OF RIGHTS

     With certain exceptions, the Indenture may be amended, the obligations and rights of SFG Mortgage may be modified and the rights of the Debenture holders may be modified by SFG Mortgage at any time with the consent of the Holders of 66-2/3% in aggregate principal amount of the Debentures at the time Outstanding. The Indenture allows the Holders of specified percentages in aggregate principal amount of the Debentures of a particular series to waive compliance by SFG Mortgage with certain Indenture provisions and to waive past defaults and their consequences on behalf of all the Holders of Debentures of that series. Any such consent or waiver by the Holder of this Debenture will be binding upon that Holder. The consent or waiver will also be binding upon all future Holders of this Debenture and of any Debenture issued upon the transfer of, or in exchange for or in lieu of this Debenture, whether or not that consent or waiver is noted upon the Debenture.

     10.  FAILURE TO PAY INTEREST; EVENTS OF DEFAULT

     If interest is not punctually paid or duly provided for, it shall cease to be payable to the registered Holder of this Debenture on the applicable Regular Record Date. Instead, the Trustee will fix a Special Record Date for payment of the Defaulted Interest. The Trustee will give the Debenture holders notice of the Special Record Date at least 10 days prior to the Special Record Date. The Person in whose name this Debenture (or one or more Predecessor Debentures) is registered at the close of business on the Special Record Date will be entitled to payment of the Defaulted Interest. If the Debentures are listed on a securities exchange, however, the Defaulted Interest may be paid at any time and in any lawful manner consistent with the requirements of the exchange.

     If an Event of Default occurs, the principal of all the Debentures may be declared due and payable as provided in the Indenture.

     11.  FORM OF PAYMENT

     Payment of principal and interest will be made at the office or agency of SFG Mortgage maintained for that purpose in Renton, Washington. Payment will be made in coin or currency of the United States of America that is legal tender for payment of public and private debts at the time


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of payment.  At SFG Mortgage's option, however, payment of interest may be made by check mailed to the Person entitled to the interest at that Person's address as it appears in the Debenture Register.

     12.  BUSINESS DAYS

     Whenever any Interest Payment Date, the Stated Maturity of this Debenture or any date on which any Defaulted Interest is proposed to be paid is not a Business Day, the appropriate payment or compounding of interest or principal may be made on the next succeeding Business Day without accrual of additional interest.

     13.  CERTAIN DEFINITIONS

     SFG Mortgage is a Washington corporation. The term "SFG Mortgage" includes any successor corporation under the Indenture. The term "Trustee includes any successor Trustee under the Indenture.

                                        SFG MORTGAGE AND INVESTMENT
                                        COMPANY, INC.


                                        By
                                          --------------------------------------
                                               Authorized Officer



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